EXHIBIT 11


                     AMERICAN PHYSICIANS SERVICE GROUP, INC.
                       COMPUTATION OF NET INCOME PER SHARE
                FOR THE THREE MONTHS ENDED JUNE 30, 1996 AND 1995



(In thousands, except earnings per share)
                                                  Primary          Fully Diluted
                                                  Earnings            Earnings
                                                 Per Share           Per Share
                                                -----------           ----------
1996

Net Income applicable to common stock                 $258                  258

Average number of shares outstanding                 4,018                4,018
Average stock option shares                            328                  342
                                                 -----------          ----------

    Shares for earnings calculation                  4,346                4,360

Net income per share                                 $0.06                 0.06
                                                ===========           ==========



1995

Net Income applicable to common stock                 $456                  456

Average number of shares outstanding                 3,423                3,423
Average stock option shares                            385                  385
                                                -----------           ----------

    Shares for earnings calculation                  3,808                3,808

Net income per share                                 $0.12                 0.12
                                                ===========           ==========




NOTE:
Primary and fully diluted income per share were computed by dividing net income by the average number of shares outstanding plus the common stock equivalents which, would arise from the exercise of dilutive stock options.


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                                                                      EXHIBIT 11


                     AMERICAN PHYSICIANS SERVICE GROUP, INC.
                       COMPUTATION OF NET INCOME PER SHARE
                 FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1995



(In thousands, except earnings per share)
                                                  Primary          Fully Diluted
                                                 Earnings             Earnings
                                                 Per Share             Per Share
                                                 ----------           ----------
1996

Net Income applicable to common stock                 $653                  653

Average number of shares outstanding                 3,983                3,983
Average stock option shares                            310                  370
                                                 ----------           ----------

    Shares for earnings calculation                  4,293                4,353

Net income per share                                 $0.15                 0.15
                                                 ==========           ==========



1995

Net Income applicable to common stock                 $658                  658

Average number of shares outstanding                 3,384                3,384
Average stock option shares                            343                  380
                                                 ----------           ----------

    Shares for earnings calculation                  3,727                3,764

Net income per share                                 $0.18                 0.17
                                                 ==========           ==========




NOTE:
Primary and fully diluted income per share were computed by dividing net income by the average number of shares outstanding plus the common stock equivalents which, would arise from the exercise of dilutive stock options.


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